Exhibit 99.1

KIRBY CORPORATION	Contact: Sterling Adlakha 713-435-1101
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES RECORD 2014 THIRD QUARTER RESULTS

•	Record 2014 third quarter earnings per share of $1.34 compared with $1.21 in the 2013 third quarter, which included a $0.08 benefit due to the reduction of the United earnout liability

•	2014 fourth quarter earnings per share guidance range of $1.30 to $1.40 compared with $1.13 earned in the 2013 fourth quarter

•	2014 full year earnings per share guidance increased to $5.04 to $5.14

Houston, Texas (October 29, 2014) – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced record net earnings attributable to Kirby for the third quarter ended September 30, 2014 of $76.7 million, or $1.34 per share, compared with $69.1 million, or $1.21 per share, for the 2013 third quarter, which included a $0.08 per share benefit due to the reduction of the United earnout liability. Consolidated revenues for the 2014 third quarter increased 24% to $680.7 million compared with $551.1 million reported for the 2013 third quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “We reported record results for the quarter as marine industry fundamentals remained positive and utilization was in the 90% to 95% range. Although we are pleased with our record results, an increase in downtime at some major petrochemical plants and refineries resulted in some inland marine horsepower inefficiency. In addition, a change in our bunkering business had an unfavorable impact on our inland marine results. In our land-based diesel engine services market, we continued to see a pickup in demand for parts and services across our portfolio of oilfield equipment, including the manufacturing and remanufacturing of pressure pumping units.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2014 third quarter were $448.7 million compared with $436.2 million for the 2013 third quarter. Operating income for the 2014 third quarter was $112.1 million compared with $113.6 million for the 2013 third quarter.

Inland marine transportation continued its strong performance with tank barge utilization in the 90% to 95% range and pricing continued to improve modestly. During the third quarter, several petrochemical plants and large refineries experienced outages which marginally impacted demand for inland tank barges and created horsepower inefficiencies. Inland operating results and operating margin were negatively impacted by these outages and by the cost of additional charter towboats added in anticipation of new inland tank barges which were delayed by late shipyard deliveries. In addition, the results were negatively impacted by changes in Kirby’s Florida bunkering operation where a customer change led to a decrease in dedicated equipment and reduced revenue. Overall, operating conditions throughout the inland waterway system were seasonally normal during the quarter.

Mr. Grzebinski continued, “Inland marine transportation revenue per ton mile declined during the quarter. As we’ve stated in previous quarters, there are numerous factors which can drive changes in revenue per ton mile. Certain time charter equipment was moved from shorter cross channel canal moves to longer river moves during 2014. Revenue per ton mile was also impacted by a reduction in delay days and lower revenue in the bunkering business which does not generate ton miles. Although revenue per ton mile was down, pricing continued to increase.”

The coastal marine transportation markets reflected continued strong utilization in the 90% to 95% range, consistent with the 2014 first half and above the 90% range experienced throughout 2013. Demand for the coastal transportation of refined products, black oil, including crude oil and condensate, and petrochemicals remained at healthy levels, leading to continued favorable term and spot contract pricing.

The marine transportation segment’s 2014 third quarter operating margin was 25.0% compared with 26.1% for the third quarter of 2013, reflecting the impact of the plant outages, added horsepower costs and changes in the bunkering business.

Segment Results – Diesel Engine Services
Third quarter diesel engine services revenues were $232.0 million compared with $114.9 million for the 2013 third quarter. Operating income for the third quarter of 2014 was $20.0 million compared with operating income of $9.1 million for the 2013 third quarter, which included a $7.9 million benefit from the reduction of the fair value of the United contingent earnout liability.

The higher revenues reflected continued improvement in the land-based diesel engine services market and stable demand for parts sales and services in the marine diesel engine and power generation markets. The land-based market benefited primarily from an improvement in the sale and service of engines, transmissions and pressure pumping units. Demand for the remanufacturing of pressure pumping units also increased when compared with the 2014 second quarter.

During the 2014 third quarter, demand in the marine diesel engine services market remained stable, benefiting from major service projects along the Gulf Coast and in the Midwest. The power generation market benefited from major generator set upgrades and parts sales for both domestic and international power generation customers.

The diesel engine services operating margin was 8.6% for the 2014 third quarter compared with 7.9% for the 2013 third quarter, which included a $7.9 million benefit from the contingent earnout liability reduction.

Cash Generation
Kirby continued to generate strong cash flow during the 2014 first nine months with EBITDA of $484.6 million compared with $448.3 million for the 2013 first nine months. During the 2014 first nine months, capital expenditures were $234.1 million, including $66.2 million for new inland tank barge and towboat construction, $57.4 million for progress payments on the construction of four new coastal articulated tank barge and tugboat units (“ATBs”), and $110.5 million primarily for upgrades to the existing inland and coastal fleets, as well as the final costs for the construction of two offshore dry-bulk barge and tugboat units delivered during 2013. In addition, Kirby purchased a previously leased coastal tank barge in August 2014 for $6.5 million. Total debt as of September 30, 2014 was $649.4 million, reflecting a reduction of $99.8 million since December 31, 2013, and Kirby’s debt-to-capitalization ratio was 22.4%.

Outlook
Commenting on the 2014 fourth quarter and full year market outlook and guidance, Mr. Grzebinski said, “The plant outages that negatively impacted us in the third quarter are largely behind us. Our earnings guidance for the 2014 fourth quarter is $1.30 to $1.40 per share compared with $1.13 per share in the 2013 fourth quarter. We are raising our full year 2014 guidance to $5.04 to $5.14 per share compared with $4.44 per share for the 2013 year, which included a $0.20 per share United earnout benefit. Our fourth quarter guidance assumes normal seasonal operating conditions in both our inland and coastal marine transportation markets. Utilization in both our inland and coastal fleets is projected to remain in the 90% to 95% range. For our diesel engine services segment, we expect continued improvement in both our land-based and marine diesel engine services markets.”

The 2014 capital spending guidance range of $370 to $380 million includes approximately $125 million for the construction of 61 inland tank barges and one inland towboat, all expected to be delivered in 2014. The guidance range also includes approximately $110 million in progress payments on the construction of two 185,000 barrel coastal ATBs and two 155,000 barrel ATBs. The balance of $135 to $145 million is primarily for capital upgrades and improvements to existing inland and coastal marine equipment and facilities, diesel engine services facilities, and final costs related to the construction of two offshore dry-bulk barge and tugboat units delivered during 2013. In addition to the $370 to $380 million of 2014 planned capital spending, Kirby purchased one previously leased coastal tank barge for $6.5 million in August 2014 and two previously leased coastal tank barges for $25.3 million in October 2014.

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, October 30 2014, to discuss the 2014 third quarter performance as well as the outlook for the 2014 fourth quarter and year. The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers. The leader’s name is Sterling Adlakha. The confirmation number is 38279010. An audio playback will be available at 1:00 p.m. central time on Thursday, October 30, 2014, through 5:00 p.m. central time on Friday, November 28, 2014, by dialing 888-843-7419 for domestic and 630-652-3042 for international callers. The passcode is 38279010#. A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2013 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications. Kirby also distributes and services diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$448,744	$436,181	$1,341,260	$1,278,567
Diesel engine services	231,977	114,924	556,761	395,231
	680,721	551,105	1,898,021	1,673,798
Costs and expenses:
Costs of sales and operating expenses	457,177	344,396	1,243,866	1,083,257
Selling, general and administrative	49,331	43,241	154,994	128,335
Taxes, other than on income	3,701	3,714	12,905	12,589
Depreciation and amortization	42,433	41,640	124,876	122,907
Gain on disposition of assets	(47)	(223)	(625)	(728)
	552,595	432,768	1,536,016	1,346,360
Operating income	128,126	118,337	362,005	327,438
Other income (expense).	27	60	(86)	236
Interest expense	(5,225)	(6,694)	(16,312)	(21,901)
Earnings before taxes on income	122,928	111,703	345,607	305,773
Provision for taxes on income	(45,715)	(42,007)	(129,472)	(114,733)
Net earnings	77,213	69,696	216,135	191,040
Less: Net earnings attributable to noncontrolling interests	(496)	(573)	(2,180)	(2,246)

Net earnings attributable to Kirby	$76,717	$69,123	$213,955	$188,794

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.34	$1.22	$3.75	$3.33
Diluted	$1.34	$1.21	$3.74	$3.32
Common stock outstanding (in thousands):
Basic	56,725	56,375	56,658	56,329
Diluted	56,919	56,572	56,858	56,520

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$76,717	$69,123	$213,955	$188,794
Interest expense	5,225	6,694	16,312	21,901
Provision for taxes on income	45,715	42,007	129,472	114,733
Depreciation and amortization	42,433	41,640	124,876	122,907
	$170,090	$159,464	$484,615	$448,335

Capital expenditures	$70,799	$38,872	$234,098	$207,047
Acquisitions of businesses and marine equipment	$6,500	$-	$6,500	$3,643

	September 30,
	2014	2013
	(unaudited, $ in thousands)
Long-term debt, including current portion	$649,350	$860,930
Total equity	$2,254,451	$1,912,255
Debt to capitalization ratio	22.4%	31.0%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(unaudited, $ in thousands)

Marine transportation revenues	$448,744	$436,181	$1,341,260	$1,278,567

Costs and expenses:
Costs of sales and operating expenses	266,306	253,093	799,964	771,654
Selling, general and administrative	28,576	28,132	90,781	83,547
Taxes, other than on income	3,146	3,341	11,354	11,179
Depreciation and amortization	38,575	37,968	113,501	111,724
	336,603	322,534	1,015,600	978,104

Operating income	$112,141	$113,647	$325,660	$300,463

Operating margins	25.0%	26.1%	24.3%	23.5%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(unaudited, $ in thousands)

Diesel engine services revenues	$231,977	$114,924	$556,761	$395,231

Costs and expenses:
Costs of sales and operating expenses	190,871	91,303	443,902	311,603
Selling, general and administrative	17,680	11,470	55,724	35,904
Taxes, other than income	543	352	1,515	1,361
Depreciation and amortization	2,856	2,722	8,484	8,332
	211,950	105,847	509,625	357,200

Operating income	$20,027	$9,077	$47,136	$38,031

Operating margins	8.6%	7.9%	8.5%	9.6%

OTHER COSTS AND EXPENSES

	Third Quarter		Nine Months
	2014	2013	2014	2013
	(unaudited, $ in thousands)

General corporate expenses	$4,089	$4,610	$11,416	$11,784

Gain on disposition of assets	$47	$223	$625	$728

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Third Quarter		Nine Months
	2014	2013	2014	2013
Inland Performance Measurements:
Ton Miles (in millions) (2)	3,414	2,904	9,762	8,885
Revenue/Ton Mile (cents/tm) (3)	8.5	9.9	8.9	9.7
Towboats operated (average) (4)	248	256	252	258
Delay Days (5)	1,020	1,289	6,034	5,858
Average cost per gallon of fuel consumed	$3.10	$3.11	$3.14	$3.20
Barges (active):
Inland tank barges			870	855
Coastal tank barges			70	72
Offshore dry-cargo barges			7	8
Barrel capacities (in millions):
Inland tank barges			17.3	17.2
Coastal tank barges			6.0	6.0

(1)	Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)	Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(3)	Inland marine transportation revenues divided by ton miles. Example: Third quarter 2014 inland marine transportation revenues of $289,253,000 divided by 3,414,000,000 inland marine transportation ton miles = 8.5 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.